Exhibit 99.1

New Lodging Developments & Acquisitions Hyatt Key West - Key West, FL Marriott Autograph Collection - Charleston, SC Hotel Monaco - Denver, CO

Dear Stockholder:

A major component of our long-term strategy includes focusing our real estate investments into three major asset classes – multi-tenant retail, student housing and lodging. In 2013, we made significant progress growing each of our targeted asset classes, especially our lodging portfolio. Part of that progress in 2013 included purchasing almost $1 billion of new upper-upscale and luxury hotel properties in urban locations and selling a number of select service properties in smaller non-urban submarkets. This progress and focus continues to enhance and advance our lodging portfolio.

We continued this momentum in 2014 by forming two new joint ventures with Kessler Enterprises for a combined investment of $68.5 million. The joint ventures will focus on developing two unique boutique hotels, totaling 150 rooms, in Charleston, S.C., and Mountain Brook, Ala., a suburb of Birmingham. Both hotels will be affiliated with Marriott’s Autograph Collection, a collection of high quality boutique hotels known for their rich character and unique details. For both joint ventures, Inland American Lodging will be the controlling and managing partner.

These joint ventures will provide us with the opportunity to grow our relationship with Kessler Enterprises, one of the nation’s top hotel design and development firms, as we expand our investment in upper-upscale and luxury hotels. The development of these assets further exemplifies our strategy of adding hotels to our portfolio that we believe are well positioned to experience strong growth and capture market share in high barrier-to-entry locations.

Taking a brief macro look at the hotel industry, the trajectory for this sector is favorable for the next several years. We are seeing increased investment activity in this asset class, and as the nation’s economic recovery improves we believe the hospitality industry should continue to expand and benefit from the increased demand that is typically associated with a recovery. Reviewing different analysts’ reports, studying economic forecasts and applying our own expertise, we believe the following positive market fundamentals exist:

•   Supply growth is expected to be below average through 2016,

•   Demand growth is expected to remain above average until 2015; and

•   Average daily rate should continue to increase due to supply and demand dynamics for the next couple of years.

All are very positive signs for the lodging industry, our portfolio and the cash our properties will produce.

Suspension of Share Repurchase Program

In connection with our board’s review of an additional liquidity option for our stockholders, on January 29, 2014 a notice was sent out to all of our stockholders that the current share repurchase program, which was available to stockholders in the event of death or for stockholders that have a “qualifying disability” or are confined to a “long-term care facility,” was being suspended. Pursuant to the terms of the plan, the suspension will not go into effect until February 28, 2014, 30 days after the date of the notice. We expect to be able to update you on any actions that the board takes, which we expect to be determined in the next 30 – 60 days. We also anticipate reinstating the plan later in the year.

1099s

Form 1099-DIVs were mailed to stockholders no later than January 31, 2014 by DST Systems, Inc., Inland American’s transfer agent. If your investment is held in a retirement account, such as an IRA, SEP or ROTH, your custodian will provide you with any necessary tax information. Your account information, including tax information, may be accessed on Inland American’s website at www.inlandamerican.com by selecting Investor Relations. For the year ended December 31, 2013, we paid distributions of approximately $439 million. For income tax purposes only, approximately 100% of the distributions paid in 2013 will be treated as ordinary dividends. The Company disposed of a large number of properties in 2013 and was required to recapture the gains as ordinary income due to ordinary losses recognized on prior year disposals. This resulted in 100% of the shareholder distributions to be treated as ordinary dividends. Please consult your tax professional with any questions regarding the filing of your individual tax return. We are unable to provide tax or legal advice. If you require a duplicate Form 1099 or have any questions with regard to your Form 1099, please contact Inland Investor Services at 800.826.8228.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of January 2014. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price of $6.94. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc:	Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.